Exhibit 10(a)

WELLS FARGO & COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Name:	Grant Date:	June 22, 2010

I.D. Number:	Target Award Number of Performance Shares:

1.	Award. Wells Fargo & Company (the “Company”) has awarded you Performance Shares to provide an incentive for you to remain in the Company’s employment and provide valuable services to the Company. The target number of Performance Shares (“Target Award Number”) awarded you is set forth above. The Target Award Number shall be adjusted upward or downward based on Company performance as set forth on Exhibit A. The number of Performance Shares that you will receive under this Award Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number.” Each Performance Share entitles you to receive one share of Wells Fargo & Company common stock (“Common Stock”) contingent upon earning such Performance Share based on Company performance set forth on Exhibit A, vesting as set forth in paragraph 2 and subject to the other terms and conditions set forth in the Company’s Long-Term Incentive Compensation Plan (the “Plan”) and this Award Agreement.

2.	Vesting. Except as otherwise provided in this Award Agreement, the Final Award Number of Performance Shares will vest in full on the Determination Date as set forth on Exhibit A. Shares of Common Stock will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. You will have no rights as a stockholder of the Company with respect to your Performance Shares until settlement. However, you may be entitled to dividend equivalents as set forth in paragraph 4. Upon vesting, Performance Shares will be settled and distributed in shares of Common Stock except as otherwise provided in the Plan or this Award Agreement.

3.	Termination.

(a)	If prior to June 30, 2013 you cease to be an Employee due to your death or your involuntary termination under the Company’s Extended Absence Policy in connection with a Disability as defined in paragraph 12 below, the Target Award Number of Performance Shares awarded hereby (and any Performance Shares with respect to dividend equivalents as provided below) will immediately vest upon the date of your death or such involuntary termination of employment in connection with a Disability. If you cease to be an Employee due to your death or your involuntary termination under the Company’s Extended Absence Policy in connection with a Disability on or after June 30, 2013 and prior to the Determination Date, the Final Award Number of Performance Shares under this Award Agreement (and any Performance Shares granted with respect to dividend equivalents as provided below) will vest as of the Determination Date as set forth on Exhibit A. Notwithstanding the foregoing, the accelerated vesting set forth in this paragraph 3(a) shall occur only if you at all times since the Grant Date comply with the terms of the attached Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, and Non-Solicitation (“Trade Secrets Agreement”), which agreement is incorporated by reference herein.

(b)	If you cease to be an Employee due to your Retirement any time prior to the Determination Date as set forth on Exhibit A, the Final Award Number of Performance Shares awarded hereby (and any Performance Shares with respect to dividend equivalents as provided below) will vest upon the Determination Date as set forth in paragraph 2 above provided that you have complied with the terms of the Trade Secrets Agreement through the Determination Date. Notwithstanding the foregoing, if you die following your Retirement and have complied with the Trade Secrets Agreement through your date of death, any Performance Shares will vest in accordance with paragraph 3(a) as of the date of your death.

(c)	If you cease to be an Employee other than due to your death, your involuntary termination under the Company’s Extended Absence Policy in connection with a Disability, or your Retirement or you fail to comply with the Trade Secrets Agreement in accordance with paragraph 3(b), any then unvested Performance Shares awarded hereby (including any Performance Shares granted with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited.

4.

Dividend Equivalents. During the period beginning on the Grant Date and ending on the date the Performance Shares vest or terminate, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Performance Shares based on the amount or number of shares that would have been paid on the Final Award Number of Performance Shares (or Target Award Number of Performance Shares as applicable under paragraph

3(a)) had they been issued and outstanding shares of Common Stock as of the record date and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to the additional Performance Shares, to be granted in the same manner. Performance Shares granted with respect to dividend equivalents will be subject to the same vesting schedule and conditions as the underlying Performance Shares and will be distributed in shares of Common Stock when, and if, the underlying Performance Shares are settled and distributed.

5.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder (including with respect to dividend equivalents) a number of shares necessary to satisfy any and all applicable federal, state, local and foreign tax withholding obligations and employment-related tax requirements. Shares will be valued at their Fair Market Value as of the date of vesting.

6.	Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.

7.	Other Restrictions; Amendment. The issuance of Common Stock hereunder is subject to compliance by the Company and you with all legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. Subject to paragraph 12 below, the Committee may, in its sole discretion and without your consent, reduce, delay vesting, modify, revoke, cancel, impose additional conditions and restrictions on or recover all or a portion of this Award if the Committee deems it necessary or advisable to comply with applicable laws, rules and regulations. This Award is subject to any applicable recoupment or “clawback” policies of the Company, as amended from time to time, and any applicable recoupment or clawback requirements imposed under laws, rules and regulations.

8.	Hold Through Retirement Provision. As a condition to receiving this Award, you agree to hold, while employed by the Company or any Affiliate and for a period of one year after your Retirement, shares of Common Stock equal to at least 50% of the after-tax shares of Common Stock (assuming a 50% tax rate) acquired upon vesting and settlement of this Award.

9.	Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement or by reference to another document are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

10.	No Employment Agreement. Neither the award to you of the Performance Shares nor the delivery to you of this Award Agreement or any other document relating to the Performance Shares will confer on you the right to continued employment with the Company or any Affiliate.

11.	Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon your Separation from Service (as defined in paragraph 12 below) with the Company for any reason, the Company determines that you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations or other binding guidance thereunder (“Section 409A”) and in accordance with the definition contained in the Wells Fargo & Company Supplemental 401(k) Plan, as in effect on the Grant Date of this Award, your Performance Shares, if subject to settlement upon your Separation from Service and if required pursuant to Section 409A, will not settle before the date that is the first business day following the six-month anniversary of such termination, or, if earlier, upon your death.

12.	Section 409A. This Award is intended to comply with the requirements of Section 409A. Accordingly, all provisions included in this Award, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict; provided, however, that the Company makes no representation that the Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to the Award. For purposes of this Award, the term “Separation from Service” is determined by the Company in accordance with Section 409A and in accordance with the definition contained in the Wells Fargo & Company Supplemental 401(k) Plan, as in effect on the Grant Date of this Award. For purposes of this Award, you will be considered to have a “Disability” if you are receiving income replacement benefits for a period of not less than three months under the Company’s long term disability plan as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

13.

Electronic Delivery and Acceptance. The Company is electronically delivering documents related to current or future participation in the Plan and is requesting your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

[Electronic acceptance language]

PLEASE NOTE: Receipt of this Award is subject to your electronic signature on the current plan administrator’s website acknowledging and accepting all the terms and conditions of this Award Agreement and the Plan. You must accept the terms and conditions of this Award Agreement on or before August 2, 2010. Failure to do so within this time period will result in forfeiture of this Award.

By clicking the “Accept” button below, you agree that this is your electronic signature expressly acknowledging that (i) you agree to accept the Award subject to the terms and conditions of the Award Agreement and the Plan, and (ii) without limiting the generality of (i) above, you have read, understand, and agree to comply with the terms of the Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, and Non-Solicitation that follows this Award Agreement and is incorporated by reference herein.

WELLS FARGO & COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Exhibit A to Performance Share Award Agreement

This Exhibit A sets forth the manner in which the Final Award Number will be determined.

Definitions

Capitalized terms used but not defined herein (including, but not limited to, Return on Realized Common Equity) shall have the same meanings assigned to them in the Plan and the Award Agreement. In addition, the following terms used in the text of this Exhibit A shall have the meanings set forth below:

“Average Return on Realized Common Equity” means for each of the Financial Performance Group Companies the sum of such company’s Return on Realized Common Equity for each of the 12-month periods ending June 30, 2011, 2012 and 2013, which sum is then divided by three.

“Company Return on Realized Common Equity Ranking” means the rank of the Company’s Average Return on Realized Common Equity relative to the Average Return on Realized Common Equity achieved by each of the other Financial Performance Group Companies. An illustration of the determination of Company Return on Realized Common Equity Ranking is set forth on the attached Illustration I.

“Final Award Number Percentage” means the “Final Award Number Percentage” determined in accordance with the Determination of Final Award Number section of this Exhibit A.

“Financial Performance Group Companies” means, in addition to the Company, the companies listed below provided that any such company for which financial data as of June 30, 2013, is not publicly available shall be eliminated as a Financial Performance Group Company.

Bank of America Corporation

BB&T Corporation

Capital One Corporation

Citigroup Inc.

Fifth Third Bancorp

JPMorgan Chase & Co.

KeyCorp

The PNC Financial Services Group, Inc.

Regions Financial Corporation

SunTrust Banks, Inc.

U.S. Bancorp

Determination of Final Award Number

Your Target Award Number will be adjusted upward or downward depending on the Company Return on Realized Common Equity Ranking in accordance with the chart below to arrive at your Final Award Number of Performance Shares. The Final Award Number of Performance Shares will be determined by multiplying (i) the Final Award Number Percentage by (ii) your Target Award Number and then adding to such product additional Performance Shares granted with respect to dividend equivalents as provided in paragraph 4. In the event the Final Award Number is not a whole number, then the Final Award Number shall be rounded down to the nearest whole number.

Company Return on Realized Common Equity Ranking	Final Award Number Percentage	Final Award Number of Performance Shares
75% or more	150%	150% x Target Award Number
50%	100%	100% x Target Award Number
25%	50%	50% x Target Award Number
—	0%	0% x Target Award Number

If the Company Return on Realized Common Equity Ranking is between 50% and 75%, the Final Award Number Percentage shall be interpolated on a straight-line basis between 100% and 150% and the Final Award Number of Performance Shares shall be interpolated on a corresponding straight-line basis between 100% and 150% of the Target Award Number.

If the Company Return on Realized Common Equity Ranking is between 25% and 50%, the Final Award Number Percentage shall be interpolated on a straight-line basis between 50% and 100% and the Final Award Number of Performance Shares shall be interpolated on a corresponding straight-line basis between 50% and 100% of the Target Award Number.

If the Company does not have the lowest Average Return on Realized Common Equity among the Financial Performance Group Companies and the Company Return on Realized Common Equity Ranking is less than 25%, the Final Award Number Percentage shall be interpolated on a straight-line basis between 0% and 50% and the Final Award Number of Performance Shares shall be interpolated on a straight-line basis between 0% and 50% of the Target Award Number.

In no event shall the Final Award Number Percentage be greater than 150% nor shall the Final Award Number of Performance Shares be greater than 150% of the Target Award Number (plus dividend equivalents pursuant to paragraph 4 of the Award Agreement).

Committee Determination

The Committee shall determine the Final Award Number of Performance Shares after June 30, 2013 and not later than September 1, 2013 and the date the Committee makes such determination is referred to in this Award as the “Determination Date.” The Committee shall make all determinations in calculating the Final Award Number of Performance Shares and the Committee’s determination shall be binding.

Illustration I

COMPANY RETURN ON REALIZED COMMON EQUITY RANKING

Assume:

Company’s Average Return on Realized Common Equity = x + 2%

[Assumes Company’s Return on Realized Common Equity from 7/01/2010-6/30/2011 = x; 7/01/2011–6/30/2012 = x + 2%; and 7/01/2012-6/30/2013 = x + 4% so 3x + 6% = x + 2%]

               3

12 companies in comparison group on 6/30/2013, including the Company

Award recipients employed for the entire three-year vesting period

Average Return on Realized Common Equity of each of Financial Performance Group Companies

X + 2.15%
X + 2.10%
X + 2.05%
X + 2.03%
X + 2.00%	Company
X + 1.80%
X + 1.70%
X + 1.50%
X + 1.40%
X + 1.20%
X + 1.00%
X

In this example, the Company’s Average Return on Realized Common Equity is 8th highest out of 12 companies; therefore the Company Return on Realized Common Equity Ranking is 8/12 or 66.66%.

Because 66.66% is between the 50% and the 75% Company Return on Realized Common Equity Ranking, the Final Award Number Percentage is interpolated between 100% and 150%, resulting in a Final Award Number Percentage of 133.33%. The Final Award Number of Performance Shares that will be distributed is the Target Award Number multiplied by 133.33%, plus additional shares representing reinvested dividend equivalents on 133.33% of the Target Award Number of Performance Shares.

Return on Realized Common Equity numbers are set forth for illustrative purposes only.

Wells Fargo Agreement

Regarding Trade Secrets, Confidential Information, and Non-Solicitation

I. Introduction

In consideration for the Performance Share Award granted to me by Wells Fargo & Company on June 22, 2010, on the terms and conditions contained in the Performance Share Award Agreement (“Performance Share Award Agreement”), I acknowledge that the nature of my employment with and performance of services for Wells Fargo & Company and its affiliates (the “Company”) permits me to have access to certain of its trade secrets and confidential and proprietary information and that such information is, and shall always remain, the sole property of the Company. Any unauthorized disclosure or use of this information would be wrongful and would cause the Company irreparable harm. Therefore, I agree as follows:

II. Trade Secrets and Confidential Information

During the course of my employment I have acquired knowledge of the Company’s Trade Secrets and other proprietary information relating to its business, business methods, personnel, and customers (collectively referenced as “Confidential Information”). “Trade Secrets” are defined as information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secrets include, but are not limited to, the following:

•

the names, address, and contact information of the Company’s customers and prospective customers, as well as any other personal or financial information relating to any customer or prospect, including, without limitation, account numbers, balances, portfolios, maturity dates, loans, policies, investment activities and objectives;

•

any information concerning the Company’s operations, including without limitation, information related to its methods, services, pricing, finances, practices, strategies, business plans, agreements, decision-making, systems, technology, policies, procedures, marketing, sales, techniques and processes;

•	any other proprietary and/or confidential information relating to the Company’s customers, employees, products, services, sales, technologies, or business affairs.

I understand that Records of the Company also constitute Confidential Information and that my obligation to maintain the confidentiality thereof continues at all times during and after my employment. “Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to me by the Company, or by any institution acquired by the Company, or compiled by me in any form or manner including information in documents or electronic devices, such as software, flowcharts, graphs, spreadsheets, resource manuals, videotapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device. These records do not become any less confidential or proprietary to the Company because I may commit some of them to memory or because I may otherwise maintain them outside of the Company’s offices.

I agree that Confidential Information of the Company is to be used by me solely and exclusively for the purpose of conducting business on behalf of the Company. I am expected to keep such Confidential Information confidential and not to divulge or disclose this information except for that purpose. Upon my retirement, I agree to immediately return to the Company all Records and Confidential Information, including information maintained by me in my office, personal electronic devices, and/or at home.

III. Non-Solicitation of Company’s Employees and Customers

I agree that for the period beginning on my retirement date with the Company through the Determination Date as defined in the Performance Share Award Agreement (“the Non-Solicitation Period”), I will not do any of the following, either directly or indirectly or through associates, agents, or employees:

a.	solicit, recruit or promote the solicitation or recruitment of any employee or consultant of the Company for the purpose of encouraging that employee or consultant to leave the Company’s employ or sever an agreement for services; or

b.	solicit, participate in or promote the solicitation of any of the Company’s clients, customers, or prospective customers whose identity became known to me during my employment with the Company and/or regarding whom I received Confidential Information, for the purpose of providing products or services that are in competition with the Company’s products or services.

This limitation is not intended to limit the Company’s right to prevent misappropriation of its Confidential Information beyond the Non-Solicitation Period.

IV. Partial Invalidity

If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be enforced to the greatest extent permitted and the remainder of this Agreement shall remain in full force and effect.

V. Choice of Law/Integration/Survival

This Agreement and any dispute, controversy or claim which arises under or relates in any way to it shall be governed by the law of the state where the incident(s) giving rise to the dispute or claim arose. This Agreement supersedes any prior written or verbal agreements pertaining to the subject matter herein, and is intended to be a final expression of our Agreement with respect only to the terms contained herein. There may be no modification of this Agreement except in writing signed by me and an executive officer of the Company. This Agreement shall survive my employment by the Company, inure to the benefit of successors and assigns of the Company, and is binding upon my heirs and legal representatives.